NEWS RELEASE	Company Contact:	Investor Contact
	Anthony J. Simonetta	Hayden Communications
FOR IMMEDIATE RELEASE	Chief Financial Officer	Brett Maas (brett@haydenir.com)
	(302) 456-6789	Matt Hayden (matt@haydenir.com)
	www.sdix.com	(843) 272-4653

Strategic Diagnostics Reports First Quarter 2006 Results

Overall Revenues Decrease 6.1% While Food Pathogen Sales Increase 55.4%

NEWARK, Del., May 4, 2006- Strategic Diagnostics Inc. (Nasdaq: SDIX)- a leading provider of biotechnology-based detection solutions for a broad range of food, water, agricultural, industrial, environmental and scientific applications, today reported financial results for the first quarter ended March 31, 2006.

Revenues for the first quarter of 2006 decreased 6.1% to $6.3 million, compared to $6.7 million for the same period in 2005. Revenues of the Company’s products for the detection of food pathogens continued to grow significantly in the first quarter of 2006, and were up 55.4% compared to the same quarter in 2005. The negative impact on revenues in the first quarter of 2006 was primarily a result of lower volume in bulk antibody product sales. Gross profits (defined as total revenues less manufacturing costs) for the first quarter of 2006 were $3.3 million compared to $3.9 million in the year ago period. Gross margins were 53.1% and 57.8% for the first quarter of 2006 and 2005, respectively. The negative margin impact was also associated with the change in product mix, and increased manufacturing expenses within the antibody product group.

Operating expenses for the first quarter of 2006 increased 1.7% to $6.2 million, compared to $6.1 million for the first quarter of 2005. Research and development spending was $697,000, or 11.1% of net revenues in the first quarter of 2006, compared to $807,000 or 12.1% in the first quarter 2005. First quarter 2005 research and development expense contained a $165,000 non-recurring investment in software upgrades for the Microtox® test equipment. Selling, general and administrative expenses were $2.6 million for the first quarter of 2006, compared to $2.5 million for the same quarter in 2005. The overall increase in expenses were associated with the Company’s previously announced plans to increase sales and marketing activity in support of it’s new Genomic Antibodies™ platform and the launch of new food safety products in the third quarter of this year.

Pre-tax income totaled $151,000 for the first quarter of 2006, compared to pre-tax income of $605,000 for the same period in 2005. Net income in the first quarter of 2006 was $92,000, or 0.005 per diluted share, compared to net income of $419,000, or $0.021 per diluted share, for the same period in 2005. Diluted shares utilized in these computations were 20.1 million and 19.6 million for the first quarters of 2006 and 2005, respectively.

Matthew H. Knight, the Company’s President and Chief Executive Officer, commented, “We are pleased with both the performance and progression of our food pathogen products with incremental sales growth coming from both current and new customers, which include large food processors and third party laboratories. As discussed in our 2005 year end conference call, we anticipated higher than normal attrition levels in several areas of our agricultural product line, which did occur in the first quarter of 2006. However, the most significant impact on first quarter 2006 revenues was a change in customer order patterns in our bulk antibody product line compared to the same quarter in 2005. The investments in our UK affiliate are beginning to gain traction as agricultural and water quality product sales grew 36% and 21%, respectively, during the first quarter of 2006 compared to the same quarter in 2005. We are incurring some additional expense associated with the start up of Genomic Antibodies™ production, but are pleased with the growing interest and our developing book of new projects. We remain on target to commercialize several new products this year and are actively investing in our sales and marketing organizations to support these initiatives. We continue to expect these events to positively impact sales performance beginning in the third quarter of 2006.”

Food Safety Products
Food safety revenues were $2.6 million in the first quarter of 2006, compared to $2.5 million in the first quarter of 2005, as a result of strong double digit growth in food pathogen test sales. The food safety product group includes the Company’s sales of food pathogen tests, and agricultural test products. Food pathogens now comprise approximately 34% of the total product group, compared to approximately 23% in the 2005 quarter. The Company had previously announced that it anticipated weaker sales in its agricultural product line due to lost business in the Brazilian soy testing market.

Water and Environmental Products
Water and environmental products revenue decreased 5.4% but, approximated $1.2 million for the first quarter of 2006 and 2005. The decrease resulted from a continued reduction in the number of large remediation projects and pricing pressure from some niche competitors in the U.S. The 5.4% rate of attrition in 2006 is lower than the 16.4% attrition rate seen in the first quarter of 2005. Contributing to this improvement are the water quality revenues of our UK affiliate which grew 21.2% in the first quarter of 2006, compared to the same quarter in 2005.Also, in February 2006 the Company announced that its Microtox® Bioassay technology was awarded the Designation and Certification as an “Approved Anti-Terror Technology” under the Support Anti-Terrorism by Fostering Effective Technologies Act of 2002 through the Department of Homeland Security. Accordingly, Microtox® has been placed on the “Approved Products List for Homeland Security”, which the Company believes will increase awareness among users seeking endorsed technologies to ensure the quality and security of drinking water supplies, and liability protection afforded under the Act.

Antibody Products
Antibody revenues decreased 14.8% to $2.5 million for the first quarter of 2006, compared to $3.0 million for the same quarter in 2005. The decline was primarily due to cyclical order patterns for bulk antibodies. The Company recently announced that Berlex Inc., a U.S. affiliate of Schering AG, Germany, has extended and amended its Services Agreement to include SDI’s newly commercialized polyclonal and monoclonal Genomic Antibodies™. The Company’s Genomic Antibodies™ offering is being well received and sales in this product line are expected to continue to increase in 2006.

Balance Sheet
The Company completed the quarter ended March 31, 2006 with $9.39 million in cash compared to $10.00 million as of December 31, 2005, and a current ratio (current assets divided by current liabilities) of 9.3 to 1.

First Quarter 2006 Highlights
Customer Highlights:

•	Four Genomic Antibodies™ seminars held to introduce the technology to large pharmaceutical and biotech customers. Over 40 new customer projects have been initiated on the new platform.
•	Five drinking water utilities adopt Microtox® technology as part of their drinking water security program.
•	A large poultry producer designated SDI as an approved supplier of food pathogen tests.

Business Highlights:

•	Prototype studies are completed for our new Salmonella test. Beta trials are to begin in May 2006 with commercial launch on schedule for the third quarter of 2006.
•	Genomic Antibodies™ team begins the development of 96 new antibodies to genes with known linkage to Breast Cancer.
•	Continued development of patent pending technology for use in increasing the efficiency and yield of industrial biofermentation processes, such as those producing ethanol, citric acid, amino acids, bio-plastics, enzymes, and bio-diesel.
•	Consultant selected to aid strategy development for the Genomic Antibodies™ platform in the bio-marker and drug target discovery and development markets.

Conference Call
A conference call to review first quarter results is scheduled for 4:30 p.m. Eastern-time today. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. Eastern-time on May 4, 2006 through 11:59 p.m. on May 5, 2006. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 200439.

About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. develops, manufactures and markets biotechnology-based detection solutions to a diverse customer base, across multiple industrial and human health markets. By applying its core competency of creating custom antibodies to assay development, the Company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic and information needs. Customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in the pharmacogenomics market.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data) (unaudited)
	March 31,	December 31,

	2006	2005

ASSETS
Current Assets :
Cash and cash equivalents	$9,389	$10,009
Receivables, net	3,464	3,242
Inventories	2,955	3,212
Deferred tax asset	1,002	1,048
Other current assets	962	362

Total current assets	17,772	17,873

Property and equipment, net	3,777	3,884
Other assets	3	3
Deferred tax asset	8,390	8,101
Intangible assets, net	6,442	6,800

Total assets	$36,384	$36,661

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$455	$464
Accrued expenses	1,053	1,439
Deferred revenue	186	207
Current portion of long term debt	211	211

Total current liabilities	1,905	2,321

Long-term debt	509	562

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 35,000,000 shares authorized, 19,965,566 and 19,916,635 issued and outstanding at March 31, 2006 and December 31, 2005, respectively	200	200
Additional paid-in capital	38,026	37,936
Accumulated deficit	(4,282)	(4,374)
Cumulative translation adjustments	26	16

Total stockholders' equity	33,970	33,778

Total liabilities and stockholders' equity	$36,384	$36,661

The accompanying notes are an integral part of these statements.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three Months Ended March 31,

	2006	2005

NET REVENUES:

Product related	$6,268	$6,677

Total net revenues	6,268	6,677

OPERATING EXPENSES:
Manufacturing	2,940	2,817
Research and development	697	807
Selling, general and administrative	2,563	2,475

Total operating expenses	6,200	6,099

Operating income	68	578

Interest income, net	83	27

Income before taxes	151	605

Income tax expense	59	186

Net income	92	419

Basic net income per share	$0.005	$0.022

Shares used in computing basic net income per share	19,960,000	19,458,000

Diluted net income per share	$0.005	$0.021

Shares used in computing diluted net income per share	20,113,000	19,614,000

The accompanying notes are an integral part of these statements.